PLAN OF ACQUISITION
LargeCap Blend Fund I and
LargeCap S&P 500 Index Fund

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that LargeCap S&P 500
Index Fund series of the Fund ("LargeCap S&P 500 Index") acquire all of the assets of LargeCap Blend Fund I series of the Fund ("LargeCap
Blend's") in exchange for the assumption by LargeCap S&P 500 Index of all of the liabilities of LargeCap Blend and shares issued by LargeCap
S&P 500 Index which are thereafter to be distributed by LargeCap Blend pro rata to its shareholders in complete liquidation and termination of
LargeCap Blend and in exchange for all of LargeCap Blend's outstanding shares.
         LargeCap Blend will transfer to LargeCap S&P 500 Index, and
LargeCap S&P 500 Index will acquire from LargeCap Blend, all of the assets of LargeCap Blend on the Closing Date and will assume from
LargeCap Blend all of the liabilities of LargeCap Blend in exchange for the issuance of the number of shares of LargeCap S&P 500 Index determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LargeCap
Blend in complete liquidation and termination of LargeCap Blend and in exchange for all of LargeCap Blend's outstanding shares.  LargeCap
Blend will not issue, sell or transfer any of its shares after the
Closing Date, and only redemption requests received by LargeCap Blend in proper form prior to the Closing Date shall be fulfilled by LargeCap
Blend.  Redemption requests received by LargeCap Blend thereafter will be treated as requests for redemption of those shares of LargeCap S&P
500 Index allocable to the shareholder in question.
         LargeCap Blend will declare, and LargeCap S&P 500 Index may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, LargeCap S&P 500 Index will issue to
LargeCap Blend a number of full and fractional shares of LargeCap S&P
500 Index, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LargeCap
Blend.  The aggregate value of the net assets of LargeCap Blend and
LargeCap S&P 500 Index shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on July 23, 2010, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LargeCap S&P 500 Index or LargeCap Blend to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, LargeCap Blend shall
(a) distribute on a pro rata basis to the shareholders of record of
LargeCap Blend at the close of business on the Closing Date the shares of LargeCap S&P 500 Index received by LargeCap Blend at the Closing in exchange for all of LargeCap Blend's outstanding shares (the holders of
Class A, Class C, Class J, Class R-1, Class R-2, Class R-3, Class R-4,
Class R-5 and the Institutional Class shares of LargeCap Blend will receive, respectively, Class A, Class C, Class J, Class R-1, Class R-2,
Class R-3, Class R-4, Class R-5 and Institutional Class shares of
LargeCap S&P 500 Index. The holders of Class B shares of LargeCap Blend will receive Class A shares of LargeCap S&P 500 Index), and (b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.
         For purposes of the distribution of shares of LargeCap S&P 500
Index to shareholders of LargeCap Blend, LargeCap S&P 500 Index shall credit its books an appropriate number of its shares to the account of each shareholder of LargeCap Blend. No certificates will be issued for shares of LargeCap S&P 500 Index.  After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of LargeCap Blend, shall be deemed for all purposes of the Fund's Articles of Incorporation and By-Laws to
evidence the appropriate number of shares of LargeCap S&P 500 Index to be credited on the books of LargeCap S&P 500 Index in respect of such shares of LargeCap Blend as provided above.
         Prior to the Closing Date, LargeCap Blend shall deliver to
LargeCap S&P 500 Index a list setting forth the assets to be assigned, delivered and transferred to LargeCap S&P 500 Index, including the securities then owned by LargeCap Blend and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LargeCap S&P 500 Index pursuant to this
Plan.
         All of LargeCap Blend's portfolio securities shall be delivered by LargeCap Blend's custodian on the Closing Date to LargeCap S&P 500
Index or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the
Investment Company Act of 1940, transferred to a Fund in the name of
LargeCap S&P 500 Index or its custodian with said depository.  All cash to be delivered pursuant to this Plan shall be transferred from
LargeCap Blend's at its custodian to LargeCap S&P 500 Index's at its custodian.  If on the Closing Date LargeCap Blend is unable to make good delivery to LargeCap S&P 500 Index's custodian of any of LargeCap
Blend's portfolio securities because such securities have not yet been delivered to LargeCap Blend's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LargeCap Blend shall deliver to LargeCap S&P 500 Index's custodian on or by said Closing
Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LargeCap S&P 500
Index, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by LargeCap S&P 500 Index.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of LargeCap Blend and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions
contemplated hereunder would not be in the best interests of the shareholders of either Fund.  This Plan may be amended by the Board of
Directors at any time, except that after approval by the shareholders of LargeCap Blend no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of LargeCap Blend.
         Except as expressly provided otherwise in this Plan, LargeCap
Blend will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this
Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the
6th day of May, 2010.

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquired Fund:
LargeCap Blend Fund

By: /s/ Nora M. Everett
Nora M. Everett, President and CEO

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
LargeCap S&P 500 Index Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President